June 24, 2016

VIA EDGAR

United States Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, D.C. 20549

Attention:   Terence O’Brien, Accounting Branch Chief

                   Nudrat Salik, Staff Accountant

                   Al Pavot, Staff Accountant

Re:      SolarCity Corporation

Form 10-K for the Fiscal Year Ended December 31, 2015

Filed February 10, 2016

Form 10-Q for the Period Ended March 31, 2016

Filed May 10, 2016

Form 8-K

Filed May 9, 2016

File No. 1-35758

Ladies and Gentlemen:

On behalf of our client SolarCity Corporation (the “Company”), and as communicated with the staff on June 24, 2016, the Company intends to respond to the comments from the staff of the Securities and Exchange Commission received by letter dated June 16, 2016 by July 14, 2016.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Michael E. Coke

Michael E. Coke

cc:       Tanguy V. Serra, President and Chief Financial Officer

Seth R. Weissman, Executive Vice President, General Counsel and Secretary

SolarCity Corporation